 Exhibit 99.1

ROOT9B TECHNOLOGIES NAMES WILLIAM L. HOKE
CHIEF FINANCIAL OFFICER

New York, NY—November 29, 2016-- root9B Technologies (OTCQB: RTNB), a leading provider of cybersecurity and regulatory risk mitigation, announced today that William L. Hoke, CPA has been appointed Chief Financial Officer, effective November 22, 2016.
Mr. Hoke, 55, brings more than 30 years of private and public company finance, operations, and management experience to his new role. For the last 8 years, he served as Chief Financial Officer of Road Machinery, Inc., a Phoenix-based, multi-state heavy equipment dealer. Prior to this, he served as Vice President, Finance and Interim Chief Financial Officer for Mesa Air Group, a $1.3 billion regional airline which was a Nasdaq-listed company at the time; North American Vice President at Insight Enterprises (Nasdaq: NSIT), a $3.5 billion global IT products and services provider; and Vice President, Finance and Interim CFO at Telespectrum Worldwide, a $300+ million provider of CRM solutions to Fortune 1000 companies in the U.S. and Canada.
Mr. Hoke began his career at Deloitte & Touche. He holds a bachelor's degree in Accounting from The University of Northern Iowa and is a Certified Public Accountant.
"We are extremely pleased to welcome Bill to the root9B Technologies executive team," said Dan Wachtler, President & Chief Operating Officer. "Bill’s financial experience helping to lead Nasdaq-listed companies is exactly what our company needs as we evolve to a pure-play cybersecurity company. This is an exciting stage in our company's growth and Bill’s strong track record with acquisitions and integration, plus his experience in IT and SEC financial reporting makes him ideal for our organization."

"I am very excited to join root9B Technologies at this important time," said Mr. Hoke. "Global spending on cybersecurity products and services is expected to exceed $1 trillion over the next five years. I believe this company is perfectly positioned to help companies and government entities protect themselves against this growing problem.”

Forward Looking Statements

Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results. root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About root9B Technologies

root9B Technologies is a leading provider of Cybersecurity and Regulatory Risk Mitigation. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk, and maximize profits. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and government agencies. For more information, visit www.root9BTechnologies.com

Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com